Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Olink Holding AB (publ) of our report dated March 17, 2022 relating to the financial statements, which appears in Olink Holding AB (publ)’s Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ Öhrlings PricewaterhouseCoopers AB

Stockholm, Sweden
April 17, 2023